EXHIBIT 10.7

[GRAPHIC]	i2 Telecom International, Inc. 1200 Abernathy Road, Suite 1800 Atlanta, GA 30328 Phone: 561-989-0912 Fax: 561-998-0812

OFFER OF EMPLOYMENT

December 26, 2002

Mr. Mark Bridges

606 West Azeele Street #4

Tampa, FL 33606

Dear Mr. Bridges:

I.	Offer and Contingencies.

On behalf of i2Telecom, Inc., I am very pleased to offer you, MARK BRIDGES (hereinafter “Employee”), the position with i2Telecom, Inc. (hereinafter the “Company”) of DIRECTOR OF NETWORK ENGINEERING, reporting to Tony Zalenski, President and COO, based upon the following contingencies:

1.	Subject to a satisfactory background check.

2.	Execution of the Confidentiality and Intellectual Property Agreement attached hereto as Attachment “C”.

Employee’s duties and responsibilities, which may be revised by the Company, are described in Attachment “A” hereto.

II.	Terms and Conditions.

The terms and conditions of your employment shall be as follows:

1.	The date and time of your employment shall commence immediately upon the satisfaction of the contingencies set forth above (hereinafter referred to as the “Effective Employment Date”).

2.

Starting salary equaling $100,000 per annum. Notwithstanding the foregoing, initially and for a period to be defined until the i2 Telecom service delivery infrastructure is implemented, deployed, and in commercial operation, the

Offer of Employment – Mark Bridges

Employee’s base salary shall be reduced to the rate of Fifty Thousand Dollars ($50,000) per annum, payable semi-monthly. Once the service delivery infrastructure is in commercial operations, the base salary shall be the rate of $100,000 per annum, payable semi-monthly, for the remainder of the Employment Term.

3.	Stock Options A: You will be granted an option to purchase 15,000 shares of the Company stock pursuant to its 2002 Stock Option Plan, which has been approved by the Company. The options are on a qualified basis to the extent allowed by the Internal Revenue Code and all options in excess of the amount allowable under the Code shall be on a non-qualified basis. The terms of the 2002 Stock Option Plan shall apply unless specifically stated otherwise in this paragraph 3. These options would vest over four (4) years from the date of grant at the rate of 1/48 of the total shares on the end of each month following the month of grant. Your options will be granted as of your Effective Employment Date and the price of the options shall be $2.50 (Two Dollars and Fifty Cents) per share. If the Employee is terminated “without cause” as stated in paragraph 7 the total amount of shares granted under this Stock Options A shall vest in full at the termination date and Employee shall have a period of three months from termination to exercise any such vested options. All options shall terminate if not exercised prior to three months after termination.

4.	Stock Options B: You will be granted an option to purchase 25,000 shares of the Company stock pursuant to its 2002 Stock Option Plan, which is being approved by the Company. The options will be on a qualified basis to the extent allowed by the Internal Revenue Code and all options in excess of the amount allowable under the Code shall be on a non-qualified basis. The terms of the 2002 Stock Option Plan shall apply unless specifically stated otherwise in this paragraph 4. These options would vest over four (4) years from the date of grant at the rate of 1/48 of the total shares on the end of each month following the month of grant. Your options will be granted as of your Effective Employment Date and the price of the options shall be $5.00 (Five Dollars and Zero Cents) per share. This grant is contingent upon, however, achievement of the performance milestones shown on Attachment “B”.

5.	Employee is eligible to participate in any annual Bonus Plan, commencing with the Bonus Plan year of 2003, which the Compensation Committee adopts for the Company’s employees. Any such bonus plan that is adopted by the Company shall be implemented at the sole discretion of the Company’s Compensation Committee.

6.	Other employee benefits, including the Employee Stock Purchase Plan, 401(k) Plan, Group Health Insurance Plan and Long Term Disability Insurance Plan will be made available to you once your employment begins, in accordance with the applicable personnel policies/time in service requirements.

Offer of Employment – Mark Bridges	Page 2 of 5

7.	In the event that your employment with the Company is terminated by the company “without cause”, you will receive severance pay equal to three (3) months of your base compensation which was in effect at the time of hire. “Cause” for termination will exist if (i) you have been convicted of, or plead guilty or nolo contendere to, a felony or a crime involving moral turpitude, or (ii) you breach any of your obligations under our Confidentiality Agreement, or (iii) you prove to be materially dishonest in your employment with the Company, (iv) you fail to materially perform your assigned job functions and duties, other than such failure resulting from incapacity due to diagnosed physical or mental illness, or (v) if the Company ceases operations for lack of funding.

8.	Your employment with the Company will be on an at-will basis.

9.	You agree not to accept or continue any other employment while working for the Company without the prior written consent of the Company.

10.	The Company agrees to provide Employee with indemnification consistent with that provided to other employees having similar positions with the Company and to the extent allowed by Florida Law, Delaware Law and the Company’s by-laws and Certificate of Incorporation.

11.	Employee understands and agrees that the Company requires the Employee to work from Atlanta, GA, and that the Employee will need to relocate to Atlanta, GA. Both the Company and Employee agree that the relocation requirement will not be effective until third party capital funding acceptable to the Employer is obtained and received.

III.	Non-Competition.

1.	Expressly in consideration for (A) the Company’s agreement to employ Employee under the terms and conditions of this Agreement; and (B) the promises made by the Company in this Employment Agreement and including, without limitation, the payments set forth in Section II, Employee agrees that:

a.

During the employment period, Employee shall not (without the express written approval of the Company’s Board of Directors) directly or indirectly: (A) own (partially or completely) or control through stock (provided that the Employee shall have the right to purchase and hold shares of any company which are publicly held and listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System in an amount which constitutes less than 1% of such company’s outstanding shares) or otherwise; or (B) work or render services for, be employed or engaged by, represent in any capacity, or

Offer of Employment – Mark Bridges	Page 3 of 5

advise or consult (whether or not for compensation), any person, entity (governmental or otherwise) who or which conducts or is involved with any business activity which competes with any service or product of the Company.

b.	For a period of one (1) year from and after the termination of employment by either party (for any reason), Employee shall not directly or indirectly solicit any business, which involves any services or product that directly or indirectly competes with any services or product of the Company, from any person, sole proprietorship, partnership, corporation or other entity (governmental or otherwise) who or which Employee had contact with solely as a result of his employment with Company.

c.	For a period of one (1) year from and after termination of the employment period by either party (for any reason), Employee shall not directly or indirectly solicit the services of any person who, during the 180-day period immediately preceding termination of the employment period, is or was an employee, of the Company.

2.	Employee’s promise, duties and obligations made in this Section III shall survive the termination of the employment period by either party (for any reason). If any of the restrictions contained in this Section III are ever judicially held to exceed the geographic or time limitations permitted by law, then such restrictions shall be deemed to be reformed to comply with the maximum geographic and time limitations permitted by law. If Employee breaches any or all of the promises in this Section III, the Company shall suffer immediate, material, immeasurable, continuing and irreparable damage and harm, the remedies at law for Employee’s breach shall be inadequate (and Employee hereby waives the claim or defense that an adequate remedy at law is available), the Company shall be entitled to injunctive relief against Employee in addition to any and all other legal or equitable remedies (including, but not limited to, an action and judgment for damages).

Offer of Employment – Mark Bridges	Page 4 of 5

IV.	General.

1.	Please be aware that as an employee of the Company, you are required to comply with the provisions of the U.S. Foreign Corrupt Practices Act (a copy of which will be sent to you under separate cover).

2.	To the extent allowable, this agreement will be construed under the State of Florida and U.S. Federal law.

In the event the terms, as outlined herein, are acceptable to you, please execute below and return to i2Telecom, Inc., 1200 Abernathy Road, 600 Northpark, Suite 1800, Atlanta, GA 30328 with a copy to Tony Zalenski at 4090 NW 24th Terrace, Boca Raton, FL 33431

From the date of signature below, the Employee has a period of one (1) week to conduct review of any documents provided by the Company and to consult with his/her counsel on any issue in this agreement. If for any reason, Employee is dissatisfied with this agreement, Employee shall have the option to terminate this agreement at any time within the one (1) week period by providing written notice to the Company. Upon such termination, all the provisions of this agreement shall become null and void.

Sincerely,

/s/ ANTHONY F. ZALENSKI

Anthony F. Zalenski President & COO

ACCEPTANCE:

I hereby accept the terms of employment set forth herein, this 26th day of December 2002.

/s/ MARK BRIDGES

MARK BRIDGES

Offer of Employment – Mark Bridges	Page 5 of 5

ATTACHMENT “A”

DUTIES AND RESPONSIBILITIES

NEED TO OUTLINE MARK’S DUTIES HERE. Insure a continued high level of communications between engineering and all other elements of the Company.

Provide general management and technical oversight for the Company’s engineering activities.

Insure that projects have defined work products and follow a documented development schedule with committed resources. This may require:

•	Authoring of Functional Specifications and getting “sign-off” from the Company, customer, and sub-contractors as necessary.

•	Creating work schedules (Gantt charts) and getting “sign-off” from the Company, customer, and sub-contractors as necessary.

•	Managing engineering resources as required by approved work schedules.

•	Hiring, with prior approval, engineering resources as required by approved work schedules.

•	Identifying capital & software resources need for project execution and arranging their approval and acquisition.

•	Performing formal and informal work product reviews to insure quality of work product and engineering due diligence.

Define, implement and manage appropriate engineering processes and procedures for the Company’s engineering activities.

Work with sub-contractors on: project definition, schedules, deliverables, accountability, and technical compliance.

Work with the Company’s Technical Support, and individual customers as needed, to identify and resolve product problems associated with product defects or required product improvements.

Remain flexible and apply skills and leadership as necessary to meet company objects. This may require:

•	Authoring formal documents.

•	Perform software or hardware engineering tasks.

•	Maintain an “open door” for all workers to discuss any concern they may have.

•	Work to maintain high worker moral.

•	Perform corporate administrative tasks as required.

•	Manage working relationships with suppliers, service providers, and sub-contractors.

Offer of Employment – Mark Bridges

ATTACHMENT “B”

PERFORMANCE MILESTONES

[To be established within one (1) week from the date of the Offer of Employment.]

Offer of Employment – Mark Bridges